Sound Financial Bancorp, Inc. Q2 2021 Results
Seattle, WA, July 28, 2021 — Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $2.3 million for the quarter ended June 30, 2021, or $0.85 diluted earnings per share, as compared to net income of $2.5 million, or $0.93 diluted earnings per share for the quarter ended March 31, 2021, and $2.1 million, or $0.82 diluted earnings per share for the quarter ended June 30, 2020. The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.17 per share, payable on August 24, 2021 to stockholders of record as of the close of business on August 10, 2021.

Comments from President and Chief Executive Officer
“Despite slowing real estate refinance activity and robust PPP loan forgiveness, we were able to increase total loans this quarter. This loan growth, coupled with an improvement in our net interest margin which resulted from both the acceleration of fees earned on PPP loans and a lower cost of funds, resulted in another strong quarterly performance,” remarked Ms. Stewart, President, Chief Executive Officer and Interim Chief Financial Officer.
Q2 2021 Financial Performance
Total assets decreased $13.5 million or 1.4% to $923.2 million at June 30, 2021, from $936.7 million at March 31, 2021, and increased $51.5 million or 5.9% from $871.7 million at June 30, 2020.
Net interest income increased 12.5% to $7.4 million for the quarter ended June 30, 2021, from $6.5 million for the quarter ended March 31, 2021, and increased 6.6% from $6.9 million for the quarter ended June 30, 2020.

Net interest margin ("NIM") was 3.36% for the quarter ended June 30, 2021, compared to 3.09% for the quarter ended March 31, 2021 and 3.69% for the quarter ended June 30, 2020.
Loans held-for-sale decreased $7.0 million or 65.7% to $3.7 million at June 30, 2021, compared to $10.7 million at March 31, 2021 and decreased $3.7 million or 50.1% from $7.4 million at June 30, 2020.

Provision for loan losses was $250 thousand for the quarter ended June 30, 2021, compared to no provision for loan losses for the quarter ended March 31, 2021, and a $400 thousand provision for loan losses for the quarter ended June 30, 2020. The allowance for loan losses to total nonperforming loans was 412.67% and to total loans was 0.96% at June 30, 2021.

Loans held-for-portfolio increased $25.3 million or 4.1% to $639.6 million at June 30, 2021, compared to $614.4 million at March 31, 2021, and decreased $51.1 million or 7.4% from $690.7 million at June 30, 2020. Paycheck Protection Program ("PPP") loans totaled $36.0 million at June 30, 2021, compared to $61.2 million at March 31, 2021 and $73.1 million at June 30, 2020.

Net gain on sale of loans was $1.1 million for the quarter ended June 30, 2021, compared to $2.1 million for the quarter ended March 31, 2021 and $1.3 million for the quarter ended June 30, 2020.
Total deposits decreased $12.0 million or 1.5%, to $804.7 million at June 30, 2021, from $816.7 million at March 31, 2021, and increased $110.4 million from $694.3 million at June 30, 2020. Noninterest-bearing deposits decreased $6.8 million or 3.6% to $181.8 million at June 30, 2021 compared to $188.7 million at March 31, 2021, and increased $39.4 million or 27.6% compared to $142.5 million at June 30, 2020.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at June 30, 2021.

Operating Results

Net interest income increased $815 thousand, or 12.5%, to $7.4 million for the quarter ended June 30, 2021, compared to $6.5 million for the quarter ended March 31, 2021 and increased $455 thousand, or 6.6%, from $6.9 million for the quarter ended June 30, 2020. The increase from the prior quarter was primarily the result of higher interest income earned on loans and lower interest expense paid on deposits. The increase from the same quarter last year was primarily the result of lower interest expense paid on deposits, partially offset by lower interest income earned on loans and higher interest expense paid on borrowings.
Interest income increased $416 thousand, or 5.2%, to $8.4 million for the quarter ended June 30, 2021, compared to $8.0 million for the quarter ended March 31, 2021 and decreased $293 thousand, or 3.4%, from $8.7 million for the quarter ended June 30, 2020. The increase from the prior quarter was due to higher loan yields primarily due to U.S. Small Business Administration’s (“SBA”) PPP loan forgiveness partially offset by adjustable rate loans resetting downward. During the second quarter 2021, the Bank originated $3.7 million in PPP loans, for a total of $42.8 million originated under the second PPP, that ended May 31, 2021, and which carry a 1% yield. The Bank recognized $1.0 million and $755 thousand in deferred fees and interest income related to PPP loans during the three months ended June 30, 2021 and March 31, 2021, respectively. The increase in the income recognized primarily relates to the loan forgiveness payments from the SBA with approximately 70% of the nearly $119.2 million of total PPP loans the Bank originated being forgiven. The decrease in interest income from the same quarter last year was due primarily to lower average loan balances, partially offset by a 22 basis point increase in the average loan yield.
Interest income on loans increased $413 thousand, or 5.2%, to $8.3 million for the quarter ended June 30, 2021, compared to $7.9 million for the quarter ended March 31, 2021, and decreased $332 thousand, or 3.8%, from $8.6 million for the quarter ended June 30, 2020. The average balance of total loans was $628.1 million for the quarter ended June 30, 2021, compared to $628.4 million for the quarter ended March 31, 2021 and $683.1 million for the quarter ended June 30, 2020. The average yield on total loans was 5.30% for the quarter ended June 30, 2021, compared to 5.09% for the quarter ended March 31, 2021 and 5.08% for the quarter ended June 30, 2020. The increase in the average yield on loans during the current quarter compared to the prior quarter and the comparable quarter in 2020 primarily was due to the recognition of the net deferred fees for PPP loans repaid and forgiven by the SBA. Refer to the net interest margin discussion below for the impact of PPP. Interest income on investments and interest-bearing cash increased $3 thousand to $116 thousand for the quarter ended June 30, 2021, compared to $113 thousand for the quarter ended March 31, 2021, and increased $39 thousand from $77 thousand for the quarter ended June 30, 2020. The increase in the interest income on investment securities compared to the same quarter one year ago was due to higher average balances, partially offset by lower average yields.
Interest expense decreased $399 thousand, or 27.3%, to $1.1 million for the quarter ended June 30, 2021, compared to $1.5 million for the quarter ended March 31, 2021 and decreased $748 thousand, or 41.3%, from $1.8 million for the quarter ended June 30, 2020. The decrease from the prior quarter was primarily due to lower interest rates paid on interest-bearing deposits, partially offset by an increase in the average balance of interest-bearing deposits due in part to the deposit of PPP loan proceeds in the Bank, as well as increases in the volume of new small business account relationships. The decrease in interest expense from the comparable period a year ago was primarily the result of a decline in the weighted-average cost of deposits reflecting reduced rates paid on deposits and the repayment of FHLB advances, partially offset by the interest expense on subordinated notes issued in the third quarter of 2020. In addition, deposit costs were favorably impacted by the $18.5 million increase in average noninterest bearing deposits to $179.6 million for the three months ended June 30, 2021, compared to $161.1 million for the three months ended March 31, 2021, and the $44.2 million increase from the same period last year. The increase in the average noninterest bearing deposits contributed to the 22 basis point decrease in the weighted-average cost of total deposits to 0.45% for the quarter ended June 30, 2021, from 0.67% for the quarter ended March 31, 2021, and the decline of 58 basis points from 1.03% for the quarter ended June 30, 2020. The weighted-average cost of borrowings decreased to 5.81% for the quarter ended June 30, 2021, from 5.88% for the quarter ended March 31, 2021, and increased from 2.08% for the quarter ended June 30, 2020. The weighted-average cost of borrowings increased from the same period a year ago as a result of the higher rate paid on the subordinated debt issued in the third quarter of 2020 as compared to the lower rate paid on FHLB borrowings during the second quarter of 2020.
Net interest margin (annualized) was 3.36% for the quarter ended June 30, 2021, compared to 3.09% for the quarter ended March 31, 2021 and 3.69% for the quarter ended June 30, 2020. The increase in net interest margin from the prior quarter was due primarily to the higher average yield earned on loans and a 27 basis point decline in the cost of total interest-bearing liabilities. The decrease from the comparable period in 2020 was due to yields earned on interest-earning assets declining at a faster rate than interest rates paid on interest-bearing liabilities following decreases in the short-term market rates in the second quarter of 2020 as changes in the average rate paid on interest-bearing deposits tend to lag changes in market interest rate. During the second quarter of 2021, the average yield earned on PPP loans, including the recognition of the net deferred fees for PPP loans repaid and forgiven by the SBA, resulted in a positive impact to the net interest margin of 24 basis points during the quarter ended June 30, 2021, compared to a positive impact of 17 basis points during the quarter ended March 31, 2021, and a negative impact of 6 basis points during the quarter ended June 30, 2020.
The Company recorded a provision for loan losses of $250 thousand for the quarter ended June 30, 2021, as compared to no provision for loan losses for the quarter ended March 31, 2021, and a provision for loan losses of $400 thousand for the quarter ended June 30, 2020. The increase in the provision for loan losses for the quarter ended June 30, 2021 compared to the quarter ended March 31, 2021 resulted primarily from the increase in the loans held-for-portfolio, partially offset by the decrease in non-performing loans. The decrease in the provision for loan losses in the current quarter compared to the comparable period in 2020 was primarily due to a decrease in the balance of loans held-for-portfolio and to a lesser extent a $2.0 million decrease in non-performing loans. The provision for loan losses in the second quarter of 2021 also reflects the inherent economic improvements in our markets as initial COVID-19 restrictions implemented in the second quarter of last year have been lifted.
Noninterest income decreased $1.0 million, or 36.7%, to $1.7 million for the quarter ended June 30, 2021, compared to $2.7 million for the quarter ended March 31, 2021 and increased $133 thousand, or 8.4%, from $1.6 million for the quarter ended June 30, 2020. The change in noninterest income for the three months ended June 30, 2021 as compared to the three months ended March 31, 2021 primarily reflects changes in the net gain on sale of loans. As a result of refinance activity slowing over the past quarter our residential loans originated for sale decreased. The increase in noninterest income for the three months ended June 30, 2021, as compared to the same period in 2020, primarily relates to increases in both our mortgage servicing income of $86 thousand and service fees and income of $97 thousand, partially offset by the decrease in our net gain on sale of loans. The increase in the service fees and income primarily resulted from the increase in checking accounts. Loans sold during the quarter ended June 30, 2021, totaled $39.9 million, compared to $68.1 million and $57.3 million during the quarters ended March 31, 2021 and June 30, 2020, respectively.
Noninterest expense decreased $174 thousand, or 2.8%, to $6.0 million for the quarter ended June 30, 2021, compared to $6.2 million for the quarter ended March 31, 2021 and increased $582 thousand, or 10.8%, from $5.4 million for the quarter ended June 30, 2020. The decrease from the quarter ended March 31, 2021 was primarily a result of a decrease in salaries and benefits expense of $330 thousand primarily due higher expenses in the first quarter of 2021 related to stock-based compensation expense, an adjustment in the first quarter of 2021 related to 2020 bonuses as a result of a $60 thousand under accrual in 2020, partially offset by lower nonqualified deferred compensation and higher medical expense. The increase in noninterest expense compared to the quarter ended June 30, 2020 was primarily due to an increase in salaries and benefits of $496 thousand primarily due to higher deferred compensation during 2020 and an increase in data processing expense of $168 thousand due to technology investments and variable costs associated with loan origination system activity. These increases were partially offset by a decrease of $88 thousand in occupancy expense.
The efficiency ratio for the quarter ended June 30, 2021 was 66.07%, compared to 66.69% for the quarter ended March 31, 2021 and 63.79% for the quarter ended June 30, 2020. The improvement in the efficiency ratio for the current quarter compared to the prior quarter is primarily due to higher interest income in the current quarter. The weakening in the efficiency ratio for the current quarter compared to the same period in the prior year is primarily due to higher noninterest expense, partially offset by higher interest income and noninterest income.

Balance Sheet Review, Capital Management and Credit Quality

Assets at June 30, 2021 totaled $923.2 million, compared to $936.7 million at March 31, 2021 and $871.7 million at June 30, 2020. The decrease in assets from the sequential quarter was primarily due to a decrease in cash and cash equivalents and a decrease in loans held-for-sale, partially offset by an increase in loans held-for-portfolio. The increase from one year ago was primarily a result of higher balances in cash and cash equivalents, partially offset by a decrease in loans held-for-portfolio.
Cash and cash equivalents decreased $32.8 million, or 12.2%, to $236.8 million at June 30, 2021, compared to $269.6 million at March 31, 2021, and increased $106.3 million, or 81.4%, from $130.5 million at June 30, 2020. The decrease from the prior quarter-end was due to net loan growth and the decline in our total deposits, as a result of a managed run-off of higher costing maturing deposits. The increase from a year ago was due to significant deposit growth and the issuance of $12.0 million in subordinated debt during the third quarter of 2020.
Available-for-sale securities totaled $7.5 million at June 30, 2021, compared to $9.1 million at March 31, 2021, and $10.2 million at June 30, 2020. The decrease in available-for-sale securities from the prior quarter was primarily due to the call of a $950 thousand municipal bond during the second quarter of 2021 and regularly scheduled payments and maturities. The decrease from the same period one year ago was primarily due to calls of securities, regularly scheduled payments and maturities, partially offset by purchases during the second half of 2020.
Loans held-for-sale totaled $3.7 million at June 30, 2021, compared to $10.7 million at March 31, 2021 and $7.4 million at June 30, 2020.
Loans held-for-portfolio increased to $639.6 million at June 30, 2021, compared to $614.4 million at March 31, 2021 and decreased from $690.7 million at June 30, 2020. The increase in loans held-for-portfolio at June 30, 2021, compared to the prior quarter, resulted from the increase in one-to-four family loans of $40.4 million, or 31.0%, to $170.4 million, driven primarily by the purchase of $24.1 million in jumbo loans during the second quarter of 2021, the increase of $8.8 million, or 13.9%, in construction and land loans, and the increase of $4.7 million, or 6.3%, in consumer loans. These increases were partially offset by decreases in commercial business loans which decreased $23.7 million, or 28.3%, to $60.0 million primarily due to the forgiveness by the SBA of $28.5 million of commercial business PPP loans during the quarter, and commercial and multifamily loans which decreased $7.4 million, or 2.9%, to $244.0 million. At June 30, 2021, compared to the comparable quarter in 2020, commercial business loans decreased $49.8 million, or 45.3%, to $60.0 million, commercial and multifamily loans decreased $29.0 million, or 10.6%, to $244.0 million, construction and land decreased $4.2 million, or 5.5%, to $71.9 million, home equity loans decreased $3.9 million, or 20.3%, to $15.4 million and floating homes decreased $2.5 million, or 5.4%, to $43.7 million. These decreases were partially offset by an increase in one-to-four family loans, which increased $32.4 million, or 23.5%, to $170.4 million, and other consumer loans, which increased $5.0 million, or 47.0%, to $15.6 million. At June 30, 2021, commercial and multifamily real estate loans accounted for approximately 38.0% of total loans, one-to-four family loans, including home equity loans accounted for approximately 28.9% of total loans, and commercial business loans accounted for approximately 9.4% of total loans. Consumer loans accounted for approximately 12.5% of total loans and construction and land loans accounted for approximately 11.2% of total loans at June 30, 2021.
Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, including nonperforming troubled debt restructurings ("TDRs") loans on nonaccrual status, other real estate owned ("OREO"), and other repossessed assets decreased $1.1 million, or 34.5%, to $2.2 million at June 30, 2021, from $3.3 million at March 31, 2021 and decreased $1.9 million, or 47.0% from $4.1 million at June 30, 2020. NPAs to total assets were 0.23%, 0.35% and 0.47% at June 30, 2021, March 31, 2021 and June 30, 2020, respectively. The allowance for loan losses totaled $6.2 million, or 0.96% of total loans outstanding, at June 30, 2021 compared to $5.9 million, or 0.97% of total loans outstanding, at March 31, 2021 and $6.0 million, or 0.87% of total loans outstanding, at June 30, 2020. Excluding PPP loans of $36.0 million which are 100% guaranteed by the SBA, the allowance for loan losses totaled 1.02% of total loans outstanding at June 30, 2021, compared to 1.07% of total loans outstanding at March 31, 2021, excluding PPP loans of $61.2 million, and 0.98% of total loans outstanding at June 30, 2020, excluding PPP loans of $73.1 million (See Non-GAAP reconciliation on page 16). Net loan charge-offs during the second quarter of 2021 totaled $28 thousand compared to net charge-offs of $65 thousand for the first quarter 2021, and net charge-offs of $262 thousand for the second quarter of 2020.

We are continuing to provide payment relief for both consumer and business clients, most of which relief involves interest only or payment deferrals that range from 90 to 180 days. Deferred loans are re-evaluated at the end of the deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. As of June 30, 2021, we had residential and commercial loans under payment relief related to COVID-19 as summarized below (dollars in thousands, unaudited):

	Second Request		Third Request		Fourth Request		Total
	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount
Residential loans (1)	4	$175	3	$1,011	2	$86	9	$1,271
Commercial loans (2)	—	—	—	—	3	1,666	3	1,666
Total loans	4	$175	3	$1,011	5	$1,752	12	$2,938
(1)Entered into a forbearance agreement with a weighted-average loan-to-value of 72%, 68% and 72% for loans under their second, third or fourth request, respectively.
(2)Entered into an interest-only payment agreement with a weighted-average loan-to-value of —%, —% and 65% for loans under their second, third or fourth request, respectively.
The foregoing weighted average loan-to-values are based on appraisals obtained at the time of loan origination and the current loan amount. All of these loan modifications have been made in response to the COVID-19 pandemic and are not classified as troubled debt restructurings pursuant to applicable accounting and regulatory guidance until the earlier of 60 days after the national emergency termination date or January 1, 2022. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Nonperforming Loans:
One-to-four family	$457	$1,507	$1,668	$1,602	$1,670
Home equity loans	157	151	156	146	222
Commercial and multifamily	—	353	353	353	352
Construction and land	39	40	40	555	—
Manufactured homes	143	146	149	131	117
Floating homes	510	514	518	529	282
Commercial business	186	—	—	—	837
Total nonperforming loans	1,492	2,711	2,884	3,316	3,480
OREO and Other Repossessed Assets:
One-to-four family	84	—	—	—	—
Commercial and multifamily	575	575	575	575	575
Manufactured homes	—	—	19	—	—
Total OREO and repossessed assets	659	575	594	575	575
Total nonperforming assets	$2,151	$3,286	$3,478	$3,891	$4,055

Nonperforming Loans:
One-to-four family	21.2%	45.9%	48.0%	41.2%	41.2%
Home equity loans	7.3	4.6	4.5	3.7	5.4
Commercial and multifamily	—	10.7	10.1	9.1	8.7
Construction and land	1.8	1.2	1.2	14.3	—
Manufactured homes	6.6	4.4	4.3	3.3	2.9
Floating homes	23.7	15.7	14.9	13.6	7.0
Commercial business	8.6	—	—	—	20.6
Total nonperforming loans	69.4	82.5	83.0	85.2	85.8
OREO and Other Repossessed Assets:
One-to-four family	3.9	—	—	—	—
Commercial and multifamily	26.7	17.5	16.5	14.8	14.2
Manufactured homes	—	—	0.5	—	—
Total OREO and repossessed assets	30.6	17.5	17.0	14.8	14.2
Total nonperforming assets	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Allowance for Loan Losses
Balance at beginning of period	$5,935	$6,000	$5,988	$6,031	$5,893
Provision for loan losses during the period	250	—	—	275	400
Net (charge-offs) recoveries during the period	(28)	(65)	12	(318)	(262)
Balance at end of period	$6,157	$5,935	$6,000	$5,988	$6,031
Allowance for loan losses to total loans	0.96%	0.97%	0.98%	0.87%	0.87%
Allowance for loan losses to total loans (excluding PPP loans) (1)	1.02%	1.07%	1.05%	0.97%	0.98%
Allowance for loan losses to total nonperforming loans	412.67%	218.92%	208.04%	180.58%	173.30%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Deposits decreased $12.0 million, or 1.5%, to $804.7 million at June 30, 2021, compared to $816.7 million at March 31, 2021 and increased $110.4 million, or 15.9%, from $694.3 million at June 30, 2020. The decrease in deposits compared to the prior quarter was primarily a result of a managed run-off of higher costing maturing deposits. The increase in deposits compared to the year ago quarter was primarily the result of disbursements of PPP loan proceeds into borrowers' deposit accounts as well as stimulus funds deposited, developing further relationships with PPP borrowers who were not previously clients, as well as reduced withdrawals reflecting changes in customer spending habits due to the COVID-19 pandemic. Noninterest-bearing deposits represented 22.6% of total deposits at June 30, 2021, compared to 23.1% and 20.5% at March 31, 2021 and June 30, 2020, respectively. Our noninterest-bearing deposits decreased $6.8 million, or 3.6% to $181.8 million at June 30, 2021, compared to $188.7 million at March 31, 2021 and increased $39.4 million, or 27.6% from $142.5 million at June 30, 2020.
There were no outstanding FHLB advances at both June 30, 2021 and March 31, 2021, as compared to $79.8 million at June 30, 2020. Subordinated notes, net totaled $11.6 million at both June 30, 2021 and March 31, 2021. There were no subordinated notes outstanding at June 30, 2020.
Stockholders’ equity totaled $89.5 million at June 30, 2021, an increase of $2.0 million, or 2.3%, from $87.6 million at March 31, 2021, and an increase of $9.3 million, or 11.6%, from $80.2 million at June 30, 2020. The increase in stockholders’ equity from March 31, 2021 was primarily the result of net income earned of $2.3 million, partially offset by the payment of $447 thousand in dividends to Company stockholders during the current quarter.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Annualized return on average assets	0.98%	1.11%	1.61%	1.08%	1.08%
Annualized return on average equity	10.13	11.40	16.40	11.33	10.65
Annualized net interest margin	3.36	3.09	3.46	3.26	3.69
Annualized efficiency ratio	66.07%	66.69%	56.32%	63.36%	63.79%

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Basic earnings per share	$0.87	$0.95	$1.35	$0.90	$0.83
Diluted earnings per share	0.85	0.93	1.34	0.90	0.82
Weighted-average basic shares outstanding	2,582,937	2,571,726	2,566,219	2,563,018	2,559,879
Weighted-average diluted shares outstanding	2,627,621	2,610,986	2,597,475	2,589,241	2,579,869
Common shares outstanding at period-end	2,614,329	2,609,806	2,592,587	2,595,289	2,593,152
Book value per share	$34.25	$33.55	$32.97	$31.72	$30.94

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Interest income	$8,415	$7,999	$9,074	$8,508	$8,708
Interest expense	1,064	1,463	1,873	1,848	1,812
Net interest income	7,351	6,536	7,201	6,660	6,896
Provision for loan losses	250	—	—	275	400
Net interest income after provision for loan losses	7,101	6,536	7,201	6,385	6,496
Noninterest income:
Service charges and fee income	526	532	472	510	429
Earnings on cash surrender value of bank-owned life insurance	96	82	141	102	90
Mortgage servicing income	321	312	288	260	235
Fair value adjustment on mortgage servicing rights	(294)	(275)	(434)	(623)	(437)
Net gain on sale of loans	1,063	2,053	2,623	1,819	1,262
Total noninterest income	1,712	2,704	3,090	2,068	1,579
Noninterest expense:
Salaries and benefits	3,314	3,644	3,151	2,880	2,818
Operations	1,361	1,206	1,352	1,390	1,326
Regulatory assessments	91	101	109	111	120
Occupancy	409	448	444	442	497
Data processing	813	779	735	707	645
Net gain on OREO and repossessed assets	—	(16)	5	—	—
Total noninterest expense	5,988	6,162	5,796	5,530	5,406
Income before provision for income taxes	2,825	3,078	4,495	2,923	2,669
Provision for income taxes	574	627	1,001	588	541
Net income	$2,251	$2,451	$3,494	$2,335	$2,128

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Six Months Ended June 30,
	2021	2020
Interest income	$16,413	$17,354
Interest expense	2,526	3,730
Net interest income	13,887	13,624
Provision for loan losses	250	650
Net interest income after provision for loan losses	13,637	12,974
Noninterest income:
Service charges and fee income	1,059	923
Earnings on cash surrender value of bank-owned life insurance	178	105
Mortgage servicing income	633	479
Fair value adjustment on mortgage servicing rights	(569)	(800)
Net gain on sale of loans	3,116	1,581
Total noninterest income	4,417	2,288
Noninterest expense:
Salaries and benefits	6,958	6,053
Operations	2,567	2,720
Regulatory assessments	192	369
Occupancy	857	995
Data processing	1,593	1,215
Net gain on OREO and repossessed assets	(16)	—
Total noninterest expense	12,151	11,352
Income before provision for income taxes	5,903	3,910
Provision for income taxes	1,201	802
Net income	$4,702	$3,108

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
ASSETS
Cash and cash equivalents	$236,815	$269,593	$193,828	$115,762	$130,537
Available-for-sale securities, at fair value	7,524	9,078	10,218	13,296	10,198
Loans held-for-sale	3,674	10,713	11,604	16,063	7,364
Loans held-for-portfolio	639,633	614,377	613,363	689,434	690,703
Allowance for loan losses	(6,157)	(5,935)	(6,000)	(5,988)	(6,031)
Total loans held-for-portfolio, net	633,476	608,442	607,363	683,446	684,672
Accrued interest receivable	2,078	2,160	2,254	2,536	2,346
Bank-owned life insurance, net	17,823	14,690	14,588	14,404	14,281
Other real estate owned ("OREO") and other repossessed assets, net	659	575	594	575	575
Mortgage servicing rights, at fair value	4,151	4,109	3,780	3,339	3,113
Federal Home Loan Bank ("FHLB") stock, at cost	1,052	1,052	877	1,164	1,164
Premises and equipment, net	6,043	6,123	6,270	6,466	6,675
Right-of-use assets	6,255	6,475	6,722	6,945	7,166
Other assets	3,628	3,641	3,304	3,382	3,570
TOTAL ASSETS	$923,178	$936,651	$861,402	$867,378	$871,661
LIABILITIES
Interest-bearing deposits	$622,873	$628,009	$615,491	$596,613	$551,841
Noninterest-bearing deposits	181,847	188,684	132,490	152,237	142,481
Total deposits	804,720	816,693	747,981	748,850	694,322
Borrowings	—	—	—	7,500	79,841
Accrued interest payable	238	133	369	213	204
Lease liabilities	6,681	6,894	7,134	7,348	7,561
Other liabilities	9,453	12,027	7,674	7,783	8,335
Advance payments from borrowers for taxes and insurance	938	1,746	1,168	1,678	1,163
Subordinated debt, net	11,613	11,602	11,592	11,676	—
TOTAL LIABILITIES	833,643	849,095	775,918	785,048	791,426
STOCKHOLDERS' EQUITY:
Common stock	26	26	25	25	25
Additional paid-in capital	27,613	27,447	27,106	27,018	26,894
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(57)	(85)	(113)	(142)	(170)
Retained earnings	61,758	59,975	58,226	55,170	53,224
Accumulated other comprehensive income, net of tax	195	193	240	259	262
TOTAL STOCKHOLDERS' EQUITY	89,535	87,556	85,484	82,330	80,235
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$923,178	$936,651	$861,402	$867,378	$871,661

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	628,144	8,299	5.30%	628,397	7,886	5.09%	683,140	8,631	5.08%
Investments and interest-bearing cash	249,863	116	0.19%	228,752	113	0.20%	67,994	77	0.46%
Total interest-earning assets	878,007	8,415	3.84%	857,149	7,999	3.78%	751,134	8,708	4.66%
Interest-Bearing Liabilities:
Savings and Money Market accounts	166,484	38	0.09%	155,854	64	0.17%	124,664	73	0.24%
Demand and NOW accounts	284,952	159	0.22%	248,887	185	0.30%	175,204	215	0.49%
Certificate accounts	174,727	699	1.60%	214,517	1,046	1.98%	247,212	1,461	2.38%
Subordinated debt	11,606	168	5.81%	11,596	168	5.88%	—	—	—%
Borrowings	—	—	—%	—	—	—%	12,196	63	2.08%
Total interest-bearing liabilities	637,769	1,064	0.67%	630,854	1,463	0.94%	559,276	1,812	1.30%
Net interest income/spread		7,351	3.18%		6,536	2.84%		6,896	3.36%
Net interest margin			3.36%			3.09%			3.69%

Ratio of interest-earning assets to interest-bearing liabilities	138%			136%			134%
Total deposits	805,765	896	0.45%	780,375	1,295	0.67%	682,469	1,749	1.03%
Total funding (1)	817,371	1,064	0.52%	791,971	1,463	0.75%	694,665	1,812	1.05%
(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Six Months Ended
	June 30, 2021			June 30, 2020
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	628,270	16,184	5.19%	652,222	17,040	5.24%
Investments and interest-bearing cash	239,733	229	0.19%	64,800	314	0.97%
Total interest-earning assets	868,003	16,413	3.81%	717,022	17,354	4.85%
Interest-Bearing Liabilities:
Savings and Money Market accounts	161,198	102	0.13%	117,629	166	0.28%
Demand and NOW accounts	267,019	344	0.26%	168,446	446	0.53%
Certificate accounts	194,512	1,744	1.81%	247,101	2,995	2.43%
Subordinated debt	11,601	336	5.84%	—	—	—%
Borrowings	—	—	—%	9,991	123	2.47%
Total interest-bearing liabilities	634,330	2,526	0.80%	543,167	3,730	1.38%
Net interest income/spread		13,887	3.01%		13,624	3.48%
Net interest margin			3.23%			3.81%

Ratio of interest-earning assets to interest-bearing liabilities	137%			132%
Total deposits	793,139	2,190	0.56%	651,717	3,607	1.11%
Total funding (1)	804,740	2,526	0.63%	661,708	3,730	1.13%

LOANS
(Dollars in thousands, unaudited)

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Real estate loans:
One-to-four family	$170,351	$129,995	$130,657	$140,356	$137,988
Home equity	15,378	13,763	16,265	17,727	19,286
Commercial and multifamily	244,047	251,459	265,774	275,876	273,084
Construction and land	71,881	63,112	62,752	72,166	76,089
Total real estate loans	501,657	458,329	475,448	506,125	506,447
Consumer Loans:
Manufactured homes	21,032	20,781	20,941	20,948	21,227
Floating homes	43,741	39,868	39,868	42,399	46,256
Other consumer	15,557	14,942	15,024	12,252	10,585
Total consumer loans	80,330	75,591	75,833	75,599	78,068
Commercial business loans	59,969	83,669	64,217	111,025	109,719
Total loans	641,956	617,589	615,498	692,749	694,234
Less:
Deferred fees, net	(2,323)	(3,212)	(2,135)	(3,315)	(3,531)
Allowance for loan losses	(6,157)	(5,935)	(6,000)	(5,988)	(6,031)
Total loans held for portfolio, net	$633,476	$608,442	$607,363	$683,446	$684,672

DEPOSITS
(Dollars in thousands, unaudited)

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Noninterest-bearing	$181,847	$188,684	$132,490	$152,237	$142,481
Interest-bearing	297,227	269,514	230,492	214,253	185,640
Savings	97,858	93,207	83,778	78,549	73,027
Money market	72,553	73,536	65,748	62,773	54,332
Certificates	155,235	191,752	235,473	241,038	238,842
Total deposits	$804,720	$816,693	$747,981	$748,850	$694,322

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Nonaccrual loans	$1,068	$2,467	$2,710	$2,965	$3,207
Nonperforming TDRs	424	244	174	351	273
Total nonperforming loans	1,492	2,711	2,884	3,316	3,480
OREO and other repossessed assets	659	575	594	575	575
Total nonperforming assets	$2,151	$3,286	$3,478	$3,891	$4,055
Performing TDRs	2,221	2,919	3,072	5,270	5,470
Net (charge-offs)/ recoveries during the quarter	(28)	(65)	12	(318)	(262)
Provision for loan losses during the quarter	250	—	—	275	400
Allowance for loan losses	6,157	5,935	6,000	5,988	6,031
Allowance for loan losses to total loans	0.96%	0.97%	0.98%	0.87%	0.87%
Allowance for loan losses to total loans (excluding PPP loans)(1)	1.02%	1.07%	1.05%	0.97%	0.98%
Allowance for loan losses to total nonperforming loans	412.67%	218.92%	208.04%	180.58%	173.30%
Nonperforming loans to total loans	0.23%	0.44%	0.47%	0.48%	0.50%
Nonperforming assets to total assets	0.23%	0.35%	0.40%	0.45%	0.47%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Sound Community Bank:
Total loans to total deposits	79.77%	75.62%	82.29%	92.51%	99.99%
Noninterest-bearing deposits to total deposits	17.71%	20.33%	17.71%	20.33%	20.52%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$924,233	$896,303	$864,045	$856,186	$791,545
Average total equity for the quarter	$89,139	$87,181	$84,781	$81,994	$80,381

Non-GAAP Financial Measures

We have presented a non-GAAP financial measure in addition to results presented in accordance with GAAP for the allowance for loan losses to total loans excluding PPP loans. We have presented this non-GAAP financial measure because management believes this non-GAAP measure to be a useful measurement in evaluating the adequacy of the amount of the allowance for loan losses to total loans as the balance of SBA PPP loans is significant to the loan portfolio, but as SBA PPP loans are guaranteed by the SBA, we have not provided an allowance related to the loans. This non-GAAP financial measure has inherent limitations and is not required to be uniformly applied. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for the allowance for loan losses to total loans determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other financial institutions. Reconciliation of the GAAP and non-GAAP financial measurement is presented in the table below.

Non-GAAP Reconciliation
(Dollars in thousands, unaudited)

The following table reconciles the Company’s calculation of the allowance for loan losses to period-end loans:

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Allowance for loan losses	$(6,157)	$(5,935)	$(6,000)	$(5,988)	$(6,031)
Total loans	639,633	614,377	613,363	689,434	690,703
Less: PPP loans	36,043	61,201	43,269	74,776	73,149
Total loans, net of PPP loans	$603,590	$553,176	$570,094	$614,658	$617,554
Allowance for loan losses to total loans (GAAP)	0.96%	0.97%	0.98%	0.87%	0.87%
Allowance for loan losses to total loans, excluding PPP loans (Non-GAAP)	1.02%	1.07%	1.05%	0.97%	0.98%

Category: Earnings

Media and Financial:
Laurie Stewart
President/CEO and Interim Chief Financial Officer
(206) 448-0884 x306